To: Everyone
From: Tomer Weingarten
Date: June 1, 1:05 pm PDT
Subject: Organization Alignment

Dear Sentinels:
Today, we are making a difficult announcement. In response to the current macroeconomic conditions, we are implementing strategies to drive efficiency across all functions. This allows us to invest in our highest-priority initiatives, better positioning us to meet the long-term needs of our business, customers, and partners and fortify our company in an uncertain and volatile economy.

Part of these plans include reducing our workforce by approximately 5%. This decision was not made lightly, and I believe it is a necessary measure to position SentinelOne for success. We are sincerely thankful for the contributions of the people who were affected and wish them the very best for the future. All notifications have been completed today. We have done this with great care and respect and will provide continued support to all affected employees. I urge all of you to do the same wherever possible.

In addition, we will optimize our facilities management, limit travel, and reduce other non critical operational expenses. We are not immune to the impact the current climate has on our customers and partners globally. Companies are scrutinizing spending across the board, and we must do the same.

We remain one of the fastest-growing public software companies, which is a testament to the strength of the business we all built here over the years. As we go forward, we will sharpen our focus in our core growth priorities including AI, Cloud, Security DataLake, and our Platform. We will realign and go deeper in investments with the highest growth potential to better focus on those with the highest return.

This is a critical time in our evolution, even as SentinelOne continues to be an industry leader. While these efforts are difficult, they will strengthen our position and better enable us to meet our financial metrics. We will share more about our future plans tomorrow at the Global All Hands and at a Town Hall in Israel on Sunday.

Thank you for all that you do to ensure our success today as we work together to Secure Tomorrow.

CALENDAR INVITES TO FOLLOW:
-Global All Hands, Friday, June 2, 8:30am, PDT
-Israel Town Hall Sunday, June 4, 8:00am, PDT